UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 9, 2006

SMALL WORLD KIDS, INC.

(Exact Name Of Registrant Specified In Charter)

NEVADA	333-68532	86-0678911
(State Of Incorporation)	(COMMISSION FILE NUMBER)	(IRS Employer Identification No.)

5711 Buckingham Parkway, Culver City, CA 90230
(Address Of Principal Executive Offices) (Zip Code)

(310) 645-9680
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement

Pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between Small World Kids, Inc. and various investors (the “Purchasers”), on June 9, 2006, the Company sold in a private placement 2,277,273 shares of its Class A-1 Convertible Preferred Stock (the “Preferred Shares”) for $2,505,000. The Company also received a binding commitment for an additional $200,000. The Purchase Agreement granted to the Purchaser piggyback registration rights with respect to the shares of Company Common Stock issuable upon conversion of the Preferred Shares and certain participation rights in respect of future equity financings.

In connection with the sale of the Preferred Shares, on June 9, 2006, pursuant to Conversion Agreements, the Company converted (the “Debt Conversion”) an aggregate of $3 million of such indebtedness (including a portion of accrued interest thereon) into 2,763,636 Preferred Shares as follows:  (i) the 24% Notes Due 2006 in principal amount of $1,000,000 with Hong Kong League Central Credit Union, PCCW Credit Union and HIT Credit Union; (ii) the $1.5 million in principal amount of the 10% Convertible Debentures due in 2008 along with accrued but unpaid interest and penalties; and (iii) the 10% Note Due 2006 — Related Party in principal amount of $500,000 in notes to various investors which included Debra Fine, the Company’s President and Chief Executive Officer. who provided $175,000 of the total borrowing. Additionally, pursuant to a separate Conversion Agreement with the holder of the Company’s 10% Class A Convertible Stock, on June 9, 2006, the Company converted (the “Preferred Stock Conversion”) all shares of such Preferred Stock (plus accrued dividends thereon) into 4,908,157 Preferred Shares.

Additionally, in connection with the sale of the Preferred Shares, the Company entered into a Third Amendment to the Note Purchase Agreement (the “Third Amendment”) dated as of June 9, 2006 with St. Cloud Capital Partners L.P. (“St. Cloud”) pursuant to which the Company prepaid $50,000 of the existing $2,500,000 note and issued to St. Cloud two new notes to replace the existing note. The first note is in the principal amount of $200,000 for twelve months with monthly amortization payments at a 10% interest rate. The second note is for $2,250,000 with interest at 10% per annum, interest only payable on June 30, 2006 and September 15, 2006. Commencing September 16, 2006, payments will be interest only each month through September 15, 2008, and commencing October 15, 2008, monthly amortization payments (based on a five-year amortization) with all interest plus unpaid principal due on September 15, 2011. The second note is convertible into shares of the common stock of the Company at $4.00 per share.

ITEM 3.02      Unregistered Sales of Equity Securities

On January 9, 2006, the Company sold to the Purchasers an aggregate of 2,277,273 Preferred Shares for $2,505,000. The Preferred Shares are convertible, at the option of the holder, into shares of the Company Common Stock at an initial conversion price of one share of Common Stock for each Preferred Share, subject to adjustment. The terms of the Preferred Shares are set forth in the Certificate of Designation of Class A-1 Convertible Preferred Stock attached hereto as Exhibit 4.4. In connection with the sale, the Company issued to C.E. Unterberg, Towbin warrants to purchase 100,000 shares of the Company’s Common Stock at $2.00 per share.

Pursuant to the Debt Conversion, the Company issued an aggregate of 2,763,636 Preferred Shares to the holders of certain indebtedness of the Company.

Pursuant to the Preferred Stock Conversion, the Company issued 4,908,157 Preferred Shares to the holder of the Company’s Class A Preferred Stock.

Pursuant to the Third Amendment, the Company issued to St. Cloud a convertible note in the principal amount of $2,250,000 which is convertible into shares of Common Stock at $4.00 per share.

All of the securities were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended,  pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Item 9.01.         Financial Statements and Exhibits.

Exhibits

4.3	Certificate of Designation of Class A-1 Convertible Preferred Stock dated as of June 2, 2006.

10.1	Securities Purchase Agreement dated as of June 9, 2006 by and between Small World Kids, Inc. and the purchasers of the Company’s Class A-1 Convertible Preferred Stock.

10.2	Registration Rights Agreement dated as of June 9, 2006 by and between Small World Kids, Inc. and the purchasers of the Company’s Class A-1 Convertible Preferred Stock.

10.3	Third Amendment to the Note Purchase Agreement dated June 2, 2006 by and between Small World Kids, Inc. and St. Cloud Capital Partners L.P.

10.4	Conversion Agreement dated as of May 26, 2006 between the Company and HIT Credit Union

10.5	Conversion Agreement dated as of May 26, 2006 between the Company and PCCW Credit Union

10.6	Conversion Agreement dated as of May 26, 2006 between the Company and Hong Kong League Central Credit Union

10.7	Conversion Agreement dated as of May 26, 2006 between the Company and certain lenders ($500,000)

10.8	Conversion Agreement dated as of May 26, 2006 between the Company and SWT, LLC

10.9	Conversion Agreement dated as of May 26, 2006 between the Company and certain lenders ($1,500,000)

99.2	Press release dated June 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMALL WORLD KIDS, INC.
Date: June 13, 2006	By /s/ Robert Rankin
Name: Robert Rankin Title: Chief Financial Officer